Exhibit o




                                 THE WEISS FUND

                           PLAN PURSUANT TO RULE 18F-3
                                    UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

I.       INTRODUCTION

         In accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class structure that will apply to certain series of The Weiss Fund (each a "Fund" and, collectively, the "Funds"), including the separate class arrangements for the service and distribution of shares, the method for allocating the expenses and income of each Fund among its classes, and any related exchange privileges and conversion features that apply to the different classes.

II.      THE MULTI-CLASS STRUCTURE

The following Fund is authorized to issue two classes of shares identified as Class A and Class S: Weiss Millennium Opportunity Fund.

         Shares of each class of the Fund represent an equal pro rata interest in the underlying assets of that Fund, and generally have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear certain class-specific expenses, as described more fully in Section III.C.2., below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class of shares shall also have the distinct features described in Section III, below.

III.     CLASS ARRANGEMENTS

         A.       FRONT-END SALES CHARGES AND CONTINGENT DEFERRED SALES
                  CHARGES

         Class A shares shall be offered at net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in the Fund's current prospectus and shall be subject to reductions for larger purchases and such waivers or reductions as are determined or approved by the Board of Trustees. Class A shares generally will not be subject to a contingent deferred sales charge (a "CDSC"), although a CDSC may be imposed in certain limited cases as disclosed in the Fund's current prospectus or prospectus supplement.

         Class S shares are not subject to a front-end sales charge or a CDSC.



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         B.       RULE 12B-1 PLAN

         The Fund has adopted a service and distribution plan pursuant to Rule 12b-1 under the 1940 Act (a "12b-1 plan") under which it pays to Weiss Funds, Inc. (the "Distributor") a fee accrued daily and paid monthly at the annual rate of 0.25% of the average daily net assets value of the Fund's outstanding Class S shares.1 The foregoing amount is paid for the Distributor's services as distributor of the Class S shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of the Class S shares of that Fund and/or for account maintenance and personal service to shareholders, including, but not limited to, compensation to broker-dealers that have entered into a dealer and/or shareholder or administrative services agreement with the Distributor; compensation to and expenses of employees of the Distributor who engage in or support distribution and/or shareholder servicing of a Fund's Class S shares; compensation to banks, investment advisers, financial institutions and other entities (including the Distributor itself) for rendering certain shareholder liaison and/or administrative services; telephone expenses; interest expenses; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

         C.       ALLOCATION OF EXPENSES AND INCOME

                  1.       "TRUST" AND "FUND" EXPENSES

         The gross income, realized and unrealized capital gains and losses and expenses (other than "Class Expenses," as defined below) of the Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses so allocated include expenses of Weiss Fund that are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the Fund not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees and expenses; insurance costs; certain legal fees; expenses related to shareholder reports; and printing expenses. Fund Expenses include, but are not limited to, certain registration fees (i.e., state registration fees imposed on a Fund-wide basis and SEC registration fees); custodial fees; transfer agent fees; advisory fees; fees related to the preparation of separate documents of a particular Fund, such as a separate prospectus; and other expenses relating to the management of the Fund's assets.

         2.       "CLASS" EXPENSES

         The types of expenses attributable to a particular class ("Class Expenses") include: (a) payments pursuant to the Rule 12b-1 plan for that class;2 (b) transfer agent fees attributable to a particular class; (c) printing and postage expenses related to preparing and distributing shareholder reports, prospectuses and proxy materials; (d) registration fees (other than those set forth in Section C.1. above); (e) the expense of administrative personnel and services as required to support the shareholders of a particular class; (f) litigation or other legal expenses relating solely to a particular class; (g) Trustees' fees incurred as a result of issues relating to a particular class; and (h) the expense of holding meetings solely for shareholders of a particular class. Expenses described in subpart (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may (but need not) be allocated as Class Expenses, but only if The Weiss Fund's Board of Trustees determines, or The Weiss Fund's President and Secretary/Treasurer have determined, subject to ratification by the Board of Trustees, that the allocation of such expenses by class is consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

         In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes reasonably allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                           3.       WAIVERS OR REIMBURSEMENTS OF EXPENSES

         Expenses may be waived or reimbursed by any adviser to The Weiss Fund, by the Distributor or any other provider of services to The Weiss Fund without the prior approval of The Weiss Fund's Board of Trustees.

         D.       EXCHANGE PRIVILEGES

    Shareholders of each Fund have exchange privileges with the other Funds.3

                  1.       CLASS A:

         INITIAL SALES CHARGE SHARES. Class A shareholders may exchange their Class A shares ("outstanding Class A shares") for Class A shares of another Fund (or for shares of another Fund that currently offers only a single class of shares) ("new Class A Shares") on the basis of the relative net asset value per Class A share, plus an amount equal to the difference, if any, between the sales charge previously paid on the outstanding Class A shares and the sales charge payable at the time of the exchange on the new Class A shares. Incremental sales charges are waived for outstanding Class A shares that have been invested for 12 months or longer.

                  2.       CLASS S:

         Class S shareholders may exchange their Class S shares ("outstanding Class S shares") for Class S shares of another Fund ("new Class S Shares") on the basis of the relative net asset value per Class S share.



                  3.       GENERAL:

         Shares   resulting  from  the   reinvestment  of  dividends  and  other
distributions  will not be charged a sales  charge when  exchanged  into another
Fund.

IV.      BOARD REVIEW

         A.       INITIAL APPROVAL

         The Board of Trustees of The Weiss Fund, including a majority of the Trustees who are not interested persons of The Weiss Fund, as defined under the 1940 Act (the "Independent Trustees"), at a meeting held on April 27, 1999, initially approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class of shares of the Fund individually and The Weiss Fund as a whole.

         B.       APPROVAL OF AMENDMENTS

         Before any material amendments to this Plan, The Weiss Fund's Board of Trustees, including a majority of the Independent Trustees, must find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund Expenses), is in the best interests of each class of shares of the Fund individually and The Weiss Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of The Weiss Fund shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

         C.       PERIODIC REVIEW

         The Board of Trustees of The Weiss Fund shall review the Plan as frequently as it deems necessary, consistent with applicable legal requirements.

V.       EFFECTIVE DATE

         The Plan first became effective as of April 27, 1999.




1 Fees for services in connection with the Rule 12b-1 plan will be consistent with any applicable restriction imposed by the National Association of Securities Dealers, Inc.

2 Class A shares bear no distribution or service fees.





3 Other exchange privileges, not described herein, exist under certain other circumstances, as described in each Fund's current prospectus or prospectus supplement.